Exhibit 99.12

FORM OF JOINDER AGREEMENT

THIS JOINDER (this “Joinder”) to that certain Rollover And Contribution Agreement (as amended and supplemented from time to time, the “Agreement”) dated as of June 19, 2024, entered into by and among BEST Global Partners (“Parent”) and each of the Persons set forth in Schedule I thereto (as the same may be amended from time to time to reflect the addition of Rollover Shareholders who become a party to the Agreement in accordance with the terms thereof), is made and entered into as of [●], 2024 by and among [●] (“New Rollover Shareholder”), on the one hand, and Parent, on the other hand. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

WHEREAS, the New Rollover Shareholder wishes to become a party to the Agreement, and the New Rollover Shareholder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.

Agreement to Be Bound. The New Rollover Shareholder hereby agrees that upon execution of this Joinder, it shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as a “Rollover Shareholder”, and Parent and each other Rollover Shareholder shall be entitled to enforce the Agreement against the New Rollover Shareholder, in each case, as though an original party thereto in the capacity of a “Rollover Shareholder” for all purposes thereof.

2.

Governing Law. This Joinder shall be interpreted, construed and governed by and in accordance with the Laws of Hong Kong, without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction other than Hong Kong.

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

BEST Global Partners

By:
Name:
Title:	Authorized Signatory

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

[NEW ROLLOVER SHAREHOLDER]

By:
Name:
Title:

Attention:
E-mail: